UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 27, 2014

______________

Gran Tierra Energy Inc.

(Exact name of Registrant as specified in its charter)

______________

Nevada	001-34018	98-0479924
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

300, 625 - 11th Avenue S.W.

Calgary, Alberta, Canada T2R 0E1

(Address of principal executive offices)

(403) 265-3221

(Registrant’s telephone number, including area code)

______________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 27, 2014, Gran Tierra Energy Colombia Ltd. (“Gran Tierra Colombia”) and Petrolifera Petroleum (Colombia) Limited (“Petrolifera Colombia”), both wholly owned indirect subsidiaries of Gran Tierra Energy Inc., each entered into an addendum (each, an “Addendum”), to its agreement with Ecopetrol S.A. (each, a “Purchase Agreement”), which Purchase Agreements provide that Gran Tierra Colombia and Petrolifera Colombia agree to sell to Ecopetrol S.A., and Ecopetrol S.A. agrees to purchase from Gran Tierra Colombia and Petrolifera Colombia, up to 100% of the volume of crude oil production produced in the Chaza Block, Santana Block and Guayuyaco Block owned by Gran Tierra Colombia and Petrolifera Colombia. The volume of crude oil does not include the volume of oil owned by the Colombian Government corresponding to royalties.

The Purchase Agreements provide that the sales price for the crude oil is determined based upon (1) a “marker” price (the average export price of a specified blend of crude oil made by Ecopetrol S.A. in the month of delivery for export through the applicable port) less (2) fees, such as port hydrocarbons handling fees, marketing fees, pipeline transport fees and transport taxes depending upon the point of delivery and how it is to be transported. The Addendums updated the pipeline transport fees and transport taxes to comply with current regulations and revised the Tumaco and Coveñas port hydrocarbon handling fees; the largest of such changes is an increase in the Tumaco port hydrocarbon handling fee by $2.94. The Addendums also provide a mechanism for handling any future modification in such fees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gran Tierra Energy Inc.

By:	/s/ David Hardy
	Name:	David Hardy
	Title:	General Counsel, Vice President, Legal and Secretary

 Dated: October 29, 2014